Powerwave Technologies Announces Exercise of Option to Purchase Additional Convertible Notes

SANTA ANA, Calif. —(Business Wire) — Dec. 1, 2004 — Powerwave Technologies Inc. (NASDAQ: PWAV -News) today announced that the initial purchaser in Powerwave’s recent private placement of $150 million of convertible subordinated notes due November 2024 exercised its right, in full, to purchase an additional $50 million of notes. Powerwave expects to use the net proceeds from the exercise of this option to increase financial flexibility for possible future acquisitions and for general corporate purposes.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security. The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact Information: Powerwave Technologies Inc. Kevin Michaels, 714-466-1608